e Release
FOR IMMEDIATE RELEASE                            Exhibit 99.1
Contact:    William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer
williamlowe@KEMET.com
864-963-6484

KEMET CORPORATION ANNOUNCES WITHDRAWAL OF PROPOSED PRIVATE OFFERING OF SENIOR SECURED NOTES

Greenville, South Carolina (November 17, 2014) - KEMET Corporation (NYSE: KEM) (“KEMET”) today announced that it has withdrawn its previously announced proposed private offering of $400,000,000 in aggregate principal amount of senior secured notes due 2019 (the “Senior Secured Notes”) in response to current market conditions.

This release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the Senior Secured Notes, and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.
About KEMET

KEMET's common stock is listed on the NYSE under the ticker symbol "KEM" (NYSE: KEM). At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our company. KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world's most complete line of surface mount and through hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.